June 2, 2021 Alphabet Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043 Re: Alphabet Inc. Registration Statement on Form S-8 Ladies and Gentlemen: We have acted as counsel to Alphabet Inc., a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment (the “Amendment”) to the registration statement on Form S-8 (Registration No. 333-240221) (the “Original Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Original Registration Statement registered up to 56,510,002 shares of Class C capital stock, issuable pursuant to awards granted under the Alphabet Inc. Amended and Restated 2012 Stock Plan (the “2012 Plan”). The Amendment reflects that any shares that were authorized for issuance but remain unissued under the 2012 Plan will become available for issuance under the Alphabet Inc. 2021 Stock Plan (the “2021 Plan”), and that shares that are currently subject to outstanding awards under the 2012 Plan will become available for issuance under the 2021 Plan if such awards under the 2012 Plan subsequently expire, terminate or are otherwise surrendered, canceled, forfeited or are settled in cash in lieu of the Company’s common stock (including to effect tax withholding). We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. Further, we have letters previously received from Kathryn W. Hall, Assistant Secretary of the Company, representing to us that the Company has available a sufficient number of shares Exhibit 5.01 authorized and available for issuance, together with shares authorized and issued but not outstanding, to deliver the Shares under the Plan, and are relying on such representation. In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed. Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plan, at prices not less than the par value thereof, will be validly issued, fully paid and non-assessable. The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters” and to the use of this opinion as a part (Exhibit 5.01) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein. Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP By: /s/ Jeffrey D. Karpf Jeffrey D. Karpf, a Partner